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                                                                    EXHIBIT 99.1

The following comments, including any statements predicated upon or preceded by the words "potential," "believe," "expect," and "should," are considered "forward-looking statements" within the meaning of Federal and state securities laws. Such statements are subject to a number of uncertainties that could cause the actual results to differ materially from those expected, including, but not limited to, those described under "Item 1. Description of Business-Risk Factors," contained in the Company's Annual Report on form 10-K for the fiscal year ended September 30, 2000, which are incorporated herein by this reference.

This morning we released the numbers for our third fiscal quarter of FY 2001, and as most of you know, we more than doubled our basic earnings per share over what we earned for the same fiscal quarter last year. We made almost $2.0 million in after tax earnings on average outstanding basic shares of 5.65 million, or 34 cents per share, compared to 14 cents per share for the 3rd fiscal quarter of 2000, when after-tax profits were $832,000 with 5.6 million basic shares outstanding. EBITDA was $6.11 million in this quarter as compared to $3.72 million for the third fiscal quarter last year, and $3.95 million in EBITDA for the second quarter of 2001.

This outstanding growth is a result of our unparalleled market strength in Indian country, and the success of our new generation of games, including the MegaNanza 30(TM) series of bingo games; we continue to see a remarkable demand for this product. A little over sixty days ago, when we held our second quarter conference call, we had 700 MegaNanza 30 player stations installed. Thirty days ago, on June 15, we had 1,000 units installed. On June 26th, we had approximately 1,160 stations installed. Today, that number has increased to 1,477 units. The average installation rate for the third quarter was about 260 units per month. Our average daily hold per MegaNanza 30 player station for the week ending last Tuesday was $204 per unit, and the Company continues to receive a fee equal to 30% of that hold. However, we expect the average daily hold per machine to gradually decrease in the future as the number of player stations increases to the optimum number per hall. Further, we continue to secure new orders, and our backlog today is still substantial at approximately 700 units.

We have now installed about 500 of our Fruit Cocktail version of MegaNanza 30 in 5 cent, 10 cent and 25 cent wager denominations. We found that the quarter version is performing better by far than the lower denominations. We are in the process of working with our customers to adjust the mix of denominations for Fruit Cocktail to optimize the hold per machine for all denominations. Within the next ninety days, we expect to release at least nine new MegaNanza 30 themes, which I believe will bring a surge of additional orders.

As of today, about 404,000 of the 1.8 million publicly traded Class A and B warrants (MGAMW and MGAMZ) have been exercised, thereby increasing the Company's net worth by $3.2 million. The Company continues to believe that most of the remaining 1.4 million public warrants will be exercised by the redemption date of August 10, 2001. As of the end of March, there were 5.26 million net common shares outstanding and this number had increased to 6.16 million as of the end of June. As a result of these and other exercises, we expect the number of net outstanding shares to reach approximately 8.0 million by the end of this fiscal year (September, 2001). Even with this dilution, as I have said recently, we believe our basic weighted-average earnings per share for this fiscal year will exceed last year's by approximately 100%, assuming that we continue to place 200 machines per month in the fourth quarter.

We expect our proxy play system for Internet customers will be installed for the Lac Vieux Desert Chippewa Tribe of Michigan in the next few weeks. The Tribe has decided to test it in a beta, free-play mode for at least 60 days. Before they convert the system to play for money, they still plan to file with the federal courts for protection against any prosecution or forfeiture action by the Department of Justice. We believe that the Indian Gaming Regulatory Act gives the tribes the right to offer bingo proxy play service that crosses state lines, but there is some contradictory case law on this subject, which was discussed in detail in our 8K filed June 26th. We will of course continue to monitor the legal landscape and could adjust our plans if the risks appear to outweigh the benefits.




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We expect to continue to expand our fleet of Class II recurring-revenue games for many years to come. Presently, there are about 200 tribes in the U.S. offering gaming, and right now, we have our equipment in about 100 Native-American-owned facilities. Over the next couple of years, I think we can add a meaningful number of new tribes and facilities to those currently utilizing our technology and games, and gain additional business from practically all our existing customers.

Our balance sheet is improving every day; our new generation of games are gaining more and more political support from Indian country; our quarterly earnings continue to grow at a remarkable rate, and we continue to build upon the strength of our middle management and software staff. We now have a lot more shares outstanding, and since our stock price has done so well, our number of fully diluted shares is even higher. Consequently, we probably won't see anything like a 142% EPS growth rate in the coming year, but we are confident that we can continue to grow at a rate we can all be proud of, and become an even more significant player in bringing innovative new technology to the gaming industry.